WASTE CONNECTIONS ANNOUNCES ACCELERATED VESTING OF STOCK OPTIONS

COMBINED WITH RESALE RESTRICTION AGREEMENTS

FOLSOM, CA, October 31, 2005 - Waste Connections, Inc. (NYSE: WCN) today announced that on October 27, 2005, its Board of Directors accelerated the vesting of outstanding options previously awarded to employees. In addition, to prevent unintended benefits to executive officers and other selected corporate, regional and field employees, restrictions have been imposed on shares obtained through the accelerated vesting process. These restrictions prevent the sale of any shares acquired from the exercise of an accelerated option prior to the earlier of the original vesting date of the option, or the individual's termination of employment.

As a result of the accelerated vesting of stock options in advance of the effective date of Statement of Financial Accounting Standards (SFAS) No. 123R, "Share Based Payment," Waste Connections expects to reduce the pre-tax stock option expense it would otherwise be required to record by an estimated $8.5 million in 2006, $4.1 million in 2007, and $0.6 million in 2008. As a result of the acceleration, the Company expects to take a non-cash charge of approximately $16.2 million ($10.2 million net of taxes) in the fourth quarter of 2005 based on the closing price of the Company's stock on October 27, 2005.

Ronald J. Mittelstaedt, Chairman and Chief Executive Officer, said, "This acceleration will help improve the comparability of financial results for investors and analysts in future periods. More importantly, the restriction agreements for these accelerated options that we have entered into with more than 55 of our key employees prohibit any unintended benefits for these individuals in advance of the original vesting dates. These agreements cover approximately 80% of the options accelerated."

Waste Connections, Inc. is an integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in mostly secondary markets in the Western and Southern U.S. The Company serves more than one million residential, commercial and industrial customers from a network of operations in 23 states. The Company also provides intermodal services for the movement of containers in the Pacific Northwest. Waste Connections, Inc. was founded in September 1997 and is headquartered in Folsom, California. For more information, visit the Waste Connections web site at www.wasteconnections.com.

Certain statements contained in this press release are forward-looking in nature.  These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy.  Waste Connections' business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements.  Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) Waste Connections' adoption of new accounting standards or interpretations, or its actions taken in response thereto, could adversely affect its operating results or cause unanticipated fluctuations in its results in future periods; (2) Waste Connections may be unable to compete effectively with larger and better capitalized companies and governmental service providers, which may result in reduced volume and revenues and lower profits; (3) the expiration of our fuel purchase contract and increased fuel prices may adversely affect Waste Connections' business and earnings; (4) increases in Waste Connections' insurance costs and the amount that it self-insures for various risks could reduce its operating margins and reported earnings; (5) increases in labor and disposal and related transportation costs could reduce Waste Connections' operating margins; (6) Waste Connections may lose contracts through competitive bidding, early termination or governmental action, which would cause its volumes and revenues to decline; (7) competition for acquisition candidates, consolidation within the waste industry and economic and market conditions may limit Waste Connections' ability to grow through acquisitions; (8) Waste Connections' intermodal business could be adversely affected by steamship lines diverting business to ports other than those it services, by heightened security measures or actual or threatened terrorist attacks, or by other reductions or deteriorations in rail service, which could cause its intermodal revenues to decline; (9) Waste Connections' growth and future financial performance depend significantly on its ability to integrate acquired businesses into its organization and operations; (10) Waste Connections' acquisitions may not be successful, resulting in changes in strategy, operating losses or a loss on sale of the business acquired; (11) Waste Connections' business and earnings may be adversely affected by its inability to successfully implement additional price increases and surcharges to meet continuing cost pressures; (12) the geographic concentration of Waste Connections' business makes its pricing growth and operating results vulnerable to economic and seasonal factors affecting the regions in which it operates; (13) Waste Connections' volume growth may be limited by the inability to renew landfill operating permits, obtain new landfills and expand existing ones; (14) extensive and evolving environmental laws and regulations may restrict Waste Connections' operations and growth and increase its costs; and (15) Waste Connections may be subject in the normal course of business to judicial and administrative proceedings that could interrupt its operations, require expensive remediation and create negative publicity.  These risks and uncertainties, as well as others, are discussed in greater detail in Waste Connections' filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K/A.  There may be additional risks of which Waste Connections is not presently aware or that it currently believes are immaterial which could have an adverse impact on its business.  Waste Connections makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

CONTACT:

Worthing Jackman / (916) 608-8266

worthingj@wasteconnections.com